Exhibit 10.2.1.3

MARKET PARTICIPANT SERVICE AGREEMENT

This MARKET PARTICIPANT SERVICE AGREEMENT is dated this 1st day of February, 2005 and is entered into by and between:

[Name of Market Participant]            having its registered and principal place of business located at                     [Address]                     (the “Market Participant”);

and

ISO New England Inc., a Delaware corporation having its principal place of business located at One Sullivan Road, Holyoke, MA 01040-2841, and acting as the Regional Transmission Organization for New England (“ISO”).

The Market Participant and the ISO are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. The ISO operates the New England Transmission System pursuant to a certain Transmission Operating Agreement dated February 1, 2005, and other agreements entered into with merchant and other transmission owners. The ISO’s operation of the New England Transmission System is intended to insure the reliability of the New England Transmission System. Subject to the requirements of bulk power supply reliability, the ISO provides non-discriminatory, open access to the New England Transmission System pursuant to the ISO’s Transmission, Markets and Services Tariff on file with the Federal Energy Regulatory Commission (the “Commission”) (as amended from time to time, the “Tariff”).

B. The ISO operates competitive markets for the purchase and sale of energy, capacity, certain demand response services, certain Ancillary Services and certain related products and services pursuant to the Tariff. Accordingly, the ISO seeks to create and sustain open, non-discriminatory, competitive, unbundled markets for energy, capacity, and ancillary services (including Operating Reserves) that operate efficiently consistent with proper standards of reliability and the long-term sustainability of competitive markets.

C. The ISO operates purchase programs for certain Ancillary Services that are not procured through competitive markets. The ISO seeks to operate purchase programs for such services at rates that are intended to compensate sellers at not less than the incremental cost of providing such services and to attract and sustain adequate supplies of such services.

D. The ISO seeks to provide transparency with respect to the operation of and the pricing in markets and purchase programs to allow informed participation and encourage ongoing market improvements.

E. The ISO seeks to provide access to competitive markets within the New England Control Area and to neighboring regions.

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F. The Market Participant made an application to the ISO to be eligible to participate in the markets and purchase programs for energy, capacity ancillary services and related products and services administered by the ISO.

G. The ISO has accepted the Market Participant’s application.

H. The Market Participant and the ISO wish to set forth the terms and conditions upon which the ISO will provide services and the Market Participant may participate in the markets and programs administered by the ISO.

AGREEMENTS

In consideration of the mutual covenants set forth herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATIONS AND OBJECTIVES

1.1 Definitions. Capitalized terms not defined herein shall have the meanings given them in the Tariff

1.2 Interpretation. In this Agreement, unless otherwise indicated or otherwise required by the context, the following rules of interpretation shall apply:

(a) Reference to and the definition of any document or specific section thereof (including this Agreement and the ISO New England Operating Documents) shall be deemed a reference to such document as it may be amended, supplemented, revised or modified from time to time and any document that is a successor thereto. Nothing herein shall limit the ISO’s right to modify the ISO New England Operating Documents as expressly provided in the Tariff and the laws and regulations governing the adoption and amendment of the ISO New England Operating Documents.

(b) The article and section headings and other captions in this Agreement are for the purpose of reference only and do not limit or affect its meaning.

(c) Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

(d) The term “including” when used herein shall be by the way of example only and shall not be considered in any way a limitation.

(e) Unless the context otherwise requires, any reference to a Party includes a reference to its permitted successors and assigns.

1.3 Objectives. The objectives of the ISO are (through means including but not limited to planning, central dispatching, coordinated maintenance of electric supply and demand-side resources and transmission facilities, obtaining emergency power for Market Participants from other Control Areas, system restoration (when required), the development of market rules, the

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provision of an open access regional transmission tariff and the provision of a means for effective coordination with other control areas and utilities situated in the United States and Canada):

(a) to assure the bulk power supply within the New England Control Area conforms to proper standards of reliability;

(b) to create and sustain open, non-discriminatory, competitive, unbundled markets for energy, capacity, and ancillary services (including Operating Reserves) that are (i) economically efficient and balanced between buyers and sellers, and (ii) provide an opportunity for a participant to receive compensation through the market for a service it provides, in a manner operate efficiently in a manner consistent with proper standards of reliability and the long-term sustainability of competitive markets;

(c) to provide market rules that (i) promote a market based on voluntary participation, (ii) allow market participants to manage the risks involved in offering and purchasing services, and (iii) compensate at fair value (considering both benefits and risks) any required service, subject to FERC’s jurisdiction and review;

(d) to allow informed participation and encourage ongoing market improvements;

(e) to provide transparency with respect to the operation of and the pricing in markets and purchase programs;

(f) to provide access to competitive markets within the New England Control Area and to neighboring regions; and.

(g) to provide for an equitable allocation of costs, benefits and responsibilities among market participants.

The Parties agree that the preceding Objectives are consistent with the Federal Power Act and do not in and of themselves create independent causes of action.

ARTICLE 2

TERM AND TERMINATION

2.1 Effective Date. This Agreement shall be effective as of the later of: (i) the effective date specified in the Commission order accepting the Agreement for filing, and (ii) the date on which the Market Participant is in compliance with the credit review procedures set forth in the ISO New England Operating Documents. In no event, however, shall the effective date be sooner than the Operations Date. This Agreement shall remain in full force and effect until terminated pursuant to Section 2.2 or 2.3 of this Agreement.

2.2 Termination by the ISO. The ISO may terminate this Agreement, upon the Market Participant committing any material default under this Agreement as provided in the ISO New England Operating Documents. With respect to any termination pursuant to this Section, the

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ISO must file a notice of termination with the Commission. This Agreement shall terminate upon acceptance by the Commission of such notice of termination.

2.3 Termination by Market Participant. In the event that the Market Participant no longer wishes to participate in the New England Markets or provide or receive services through the New England Transmission System with respect to any Asset then subject to this Agreement it may terminate this Agreement by complying with applicable provisions of the ISO New England Operating Documents, including Sections 3.9 and 3.10 of Section I of the Tariff, as well as all other legal or regulatory requirements applicable to the Market Participant.

2.4 Other Remedies. Nothing in Section 2.2 shall limit the remedies of the ISO under applicable law or the ISO New England Operating Documents, including the right, as applicable, to suspend the rights of one or more Assets to submit Bids, Schedules, Supply Offers or supply offers for Ancillary Services in the New England Markets or otherwise provide or receive services through the New England Transmission System.

2.5 Survival of Obligations. Notwithstanding any termination of this Agreement, any accrued obligations under this Agreement or the ISO New England Operating Documents, including obligations for the payment of money or obligations to provide information regarding operations or activities conducted prior to termination, shall survive the termination of this Agreement.

ARTICLE 3

GENERAL TERMS AND CONDITIONS

3.1 ISO Services.

(a) The ISO agrees to operate the New England Control Area, provide transmission service through the New England Transmission System, and administer the New England Markets all in accordance with the ISO New England Operating Documents.

(b) The ISO will monitor the New England Markets in accordance with the ISO New England Operating Documents.

(c) The ISO will maintain procedures for interconnection of Assets with the New England Transmission System in accordance with the New England Operating Documents.

(d) The ISO does not provide Local Service. Local Service is acquired through a separate transmission service agreement with the applicable PTO.

3.2 Service Under the Tariff. The Market Participant accepts service under the Tariff as a participant in the New England Markets. Market Participant agrees to be bound by the terms of the ISO New England Operating Documents and to make timely payment of all amounts due under the ISO New England Operating Documents.

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3.3 Registration of Assets.

(a) The Market Participant must register each Asset of which it is the Owner that seeks eligibility to sell or purchase services in the New England Markets by complying with the requirements of the ISO New England Operating Documents including, as applicable, registration information required by Section 12.2 of ISO New England Manual 28, approval of an interconnection application required by Section I, Section 3.9 of the Tariff, compliance with the metering requirements of ISO New England Operating Procedure No. 18, and providing the electrical operating information required by ISO New England Operating Procedure No. 14. Market Participant must also register its contractual interest in any Load Asset which it has transferred to a new Owner without a corresponding transfer of legal title to the Load Asset (whether or not the Market Participant is the holder of the legal title).

(b) The ISO shall be entitled to inspect and verify all registration information, including technical specifications, provided pursuant to Section 3.3.

(c) The Market Participant shall provide written notice to the ISO of any proposed changes to the registration information as required by the ISO New England Operating Documents.

(d) The Market Participant may withdraw Assets from the provision of particular services in accordance with the procedures set forth in the ISO New England Operating Documents.

3.4 Market Participant Operating Responsibilities. The Market Participant shall direct, physically operate, repair and maintain all metering and interconnection equipment under its control and all Assets providing services through the New England Transmission System (a) consistent with New England Transmission System reliability; (b) in accordance with (i) this Agreement, (ii) all applicable provisions of the ISO New England Operating Documents and (iii) all applicable reliability guidelines, policies, standards, rules, regulations, orders, license requirements and all other requirements of NERC, NPCC, other applicable reliability organizations’ reliability rules and all applicable requirements of federal or state laws or regulatory authorities; and (c) in such a manner as to maintain safe operations, including the enforcement of rules and procedures to ensure the safety of personnel.

3.5 Reserved Rights.

(a) Except for obligations and limitations specifically imposed by the ISO New England Operating Documents, the Market Participant retains all rights that it otherwise has incident to its ownership of and legal and equitable title to, its Assets, including all land and land rights and the right to build, acquire, sell, lease, merge, dispose of, retire, use as security, or otherwise transfer or convey all or any part of its Assets.

(b) The Market Participant has the right to adopt and implement procedures, consistent with Good Utility Practice, and to take such actions as it deems necessary to protect its facilities from physical damage or to prevent injury or damage to persons or property.

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(c) Nothing contained in this agreement is intended to alter or waive any rights that the ISO or the Market Participant may have to make filings with the Commission under the Federal Power Act.

3.6 Participants Agreement. By entering into this Agreement, the Market Participant agrees to be bound by the Participants Agreement, through NEPOOL or individually, as the case may be, and to pay the fees and charges specified therein. The Participants Agreement provides processes for stakeholder input, individually and collectively, into revisions of certain provisions of ISO New England Operating Documents and the planning process for the New England Transmission System.

ARTICLE 4

PROVISIONS RELATING TO SELLERS

4.1 Appointment of the ISO as Agent. Market Participant appoints the ISO as its agent to apportion, bill and collect on its behalf for Energy, capacity, Ancillary Services, demand response services or other related products or services sold through the New England Markets in accordance with the ISO New England Operating Documents.

4.2 Collection. The ISO agrees to apportion, bill and collect for Market Participant’s services and to remit to Market Participant amounts due to it under the Market Rules, as and when collected. The ISO will use commercially reasonable efforts to collect amounts due to Market Participant, including exercising its rights under the ISO New England Financial Assurance Policy and ISO New England Billing Policy. Allocation of revenues received will be made, and all disputes regarding amounts collected and remitted will be handled in accordance with the ISO New England Operating Documents.

4.3 Participation in Markets and Programs. In connection with submitting schedules, bids, and supply offers or otherwise offering to provide or providing services through the New England Markets, the Market Participant agrees at all times to comply with the ISO New England Operating Documents. The Market Participant hereby warrants to the ISO that, unless the ISO New England Operating Documents specifically permit supply offers unrelated to physical parameters, whenever it submits a Supply Offer for Energy or supply offer for Ancillary Services or a demand response service, it has the capability and the intention to provide that service in accordance with the ISO New England Operating Documents and it will comply with ISO dispatch instructions for the provisions of service in accordance with the ISO New England Operating Documents.

4.4 Rate Authority. Market Participant warrants that, at any time it has registered one or more Assets, it either (a) has on file with the Commission for each such Asset market-based rate authority or other Commission-approved basis for setting prices for services offered by means of the New England Transmission System by such Asset or (b) is exempt from the requirement to have rates for services on file with the Commission.

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4.5 Central Dispatch. The Market Participant shall, to the extent scheduled or otherwise obligated under the ISO New England Operating Documents, either individually or through the Second Restated NEPOOL Agreement, as provided therein, subject each of the Assets it owns or operates to central dispatch by the ISO, provided, however, that each Market Participant shall at all times be the sole judge as to whether or not and to what extent safety requires that at any time any of such Assets will be operated at less than their full capacity or not at all.

ARTICLE 5

PROVISIONS RELATING TO BUYERS

5.1 Appointment of the ISO as Agent. The Market Participant appoints the ISO as its agent to purchase on its behalf Energy, capacity, Ancillary Services, demand response services or other related products or services through the New England Markets in accordance with the ISO New England Operating Documents.

5.2 Purchase of Services. In connection with submitting schedules, demand bids or withdrawing Energy from the system in Real-Time or otherwise offering to buy or receive services through the New England Markets, the Market Participant agrees at all times to comply with the ISO New England Operating Documents. Except as emergency circumstances may result in the ISO requiring load curtailments by Market Participants, and subject to the availability of transmission capacity, each Market Participant will be entitled to buy from other Market Participants, and shall be required to remit payment to those Market Participants therefor in accordance with the ISO New England Operating Documents, such amounts, if any, of Energy, capacity, Ancillary Services, demand response services or other related products or services as it requires.

5.3 Disputes. All disputes regarding amounts payable for services purchased will be handled in accordance with the ISO New England Operating Documents.

ARTICLE 6

FORCE MAJEURE; INDEMNIFICATION AND LIABILITIES

6.1 Force Majeure Event. An event of Force Majeure shall be as set forth in the Tariff.

6.2 Reasonable Efforts to Perform and Notice. When the performance of either Party under this Agreement is hindered by an event of Force Majeure, that Party shall make all reasonable efforts to perform its obligations under this Agreement, and shall promptly notify the other Party and any affected Transmission Customers, if appropriate, of the commencement and end of each event of Force Majeure in accordance with the ISO New England Operating Documents.

6.3 Indemnification and Liabilities. The indemnification responsibilities of the Parties, to the extent permitted by law, shall be as set forth in the Tariff.

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ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Commission Filing. The ISO shall file this Agreement with, or electronically report this Agreement to, as applicable, the Commission.

7.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing and any such communication or notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by facsimile, upon receipt thereof; provided that such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each Party hereto at its address(es) set forth below or, at such other address(es) as such Party may from time to time designate by written notice to the other Party hereto; further provided that a notice given in connection with this Section 7.2 but received on a day other than a business day, or after business hours in the situs of receipt, will be deemed to be received on the next business day:

MARKET PARTICIPANT:	ISO New England Inc.:
[Name of Market Participant]	ISO New England Inc.
[Market Participant Representative Address]	One Sullivan Road
[Market Participant Representative Address]	Holyoke, MA 01040
[Name of Market Participant Representative]	Attn: General Counsel

Tel: [Tel]	Tel: (413) 540-4000
Fax: [Fax]	Fax: (413) 535-4379
[E-mail]

7.3 Other Agreements. In the event of a conflict between this Agreement and other agreements with respect to subjects addressed in this Agreement, this Agreement shall govern, subject to Section 13 of the Settlement Agreement.

7.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, shall be cumulative and not alternative.

7.5 Amendment. Except as otherwise specifically provided herein, this Agreement shall not be subject to modification or amendment unless agreed to in writing by both Parties hereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict in any way the rights of either Party to submit an application under Section 206 of the Federal Power Act for revisions to this Agreement.

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The Parties acknowledge that this Agreement is entered into subject to the approval and continuing jurisdiction of the Commission. The ISO will notify the Market Participant of any changes to this Agreement required or approved by the Commission. Any such changes will take effect at the times and in the manner specified by the Commission in its order requiring or approving such changes. The Market Participant may, subject to the procedures referenced in Section 2.3, terminate this Agreement rather than accept any such changes.

7.6 No Third Party Beneficiaries. It is not the intention of this Agreement or of the Parties to confer a third party beneficiary status or rights of action upon any Person or entity whatsoever other than the Parties and nothing contained herein, either express or implied, shall be construed to confer upon any Person or entity other than the Parties any rights of action or remedies either under this Agreement or in any manner whatsoever.

7.7 No Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a Party (including by operation of law) without the prior written consent of each other Party in its sole discretion and any attempt at assignment in contravention of this Section 7.7 shall be void.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance without regard to the conflicts-of-laws provisions thereof.

7.9 Consent to Service of Process. Each of the Parties hereby consents to service of process by registered mail, Federal Express or similar courier at the address to which notices to it are to be given, it being agreed that service in such manner shall constitute valid service upon such party or its respective successors or assigns in connection with any such action or proceeding; provided, however, that nothing in this Section 7.9 shall affect the right of any such Parties or their respective successors and permitted assigns to serve legal process in any other manner permitted by applicable law or affect the right of any such Parties or their respective successors and assigns to bring any action or proceeding against any other one of such Parties or its respective property in the courts of other jurisdictions.

7.10 Dispute Resolution. The Parties shall resolve their disputes relating to this Agreement utilizing the dispute resolution provisions of the Tariff.

7.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the court holding such provision to be illegal, invalid or unenforceable may in lieu of such provision add as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as it deems appropriate.

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7.12 Relationship of the Parties. Nothing in this Agreement is intended to create a partnership, joint venture or other joint legal entity making either Party jointly or severally liable for the acts or omissions of the other Party.

7.13 Confidentiality. Confidential information acquired by either Party pursuant to this Agreement shall be governed by the ISO New England Operating Documents.

7.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The Parties hereto agree that any document or signature delivered by facsimile transmission shall be deemed an original executed document for all purposes hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on behalf of each by and through their authorized representatives as of the date hereinabove written.

Market Participant:	The ISO:

[Name of Market Participant]	ISO New England Inc.

By:	By:
Name:	Name:	Gordon van Welie
Title:	Title:	President and CEO
Date:	Date:	February 1, 2005
[for Munis: Town of , acting by and through its Municipal Light Department as it is a member of NEPOOL]

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